Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Reed’s, Inc.

(Exact name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

CALCULATION OF REGISTRATION FEE

				Estimated
		Proposed		Proposed
		Maximum		Maximum
	Amount to be	Offering		Aggregate		Amount of
	Registered	Price		Offering		Registration
Title of Each Class of Securities to be Registered	(1)	per Share		Price		Fee
Secondary Offering by Selling Shareholders:
Common stock, par value $0.0001 per share	1,566,732	$2.80	(2)	$4,386,850	(2)	$483
Common stock, par value $0.0001 per share, underlying currently exercisable warrants	313,346	$2.80	(3)	$877,369	(3)	$97
Total				$5,264,219		$581

(1) The offering reflects the number of shares of common stock that the selling shareholders may offer for resale from time to time pursuant to this registration statement. Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement also covers any additional number of shares of common stock issuable upon stock splits, stock dividends, dividends or other distribution, recapitalization or similar events with respect to the shares of common stock being registered pursuant to this registration statement.

(2) In accordance with Rule 457(c) under the Securities Act of 1933, as amended, the aggregate offering price of the shares of common stock is calculated on the basis of the average of the last reported price as of August 9, 2023.

(3) In accordance with Rule 457(g) under the Securities Act of 1933, as amended, the aggregate offering price of the shares of common stock is estimated solely for the calculation of the registration fee due for this filing.